UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2018 (January 15, 2018)

BLACKHAWK NETWORK HOLDINGS, INC.

Delaware	001-35882	43-2099257
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6220 Stoneridge Mall Road

Pleasanton, CA 94588

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On January 15, 2018, Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BHN Holdings, Inc., a Delaware corporation (“Parent”), and BHN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

Transaction Structure

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

The Merger Agreement provides that each share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock owned by the Company, Parent, Merger Sub, any direct or indirect wholly owned subsidiary of the Company, any direct or indirect wholly owned subsidiary of Parent and shares of Common Stock owned by stockholders of the Company who have perfected and do not withdraw a demand for, or lose their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will at the Effective Time be converted into the right to receive $45.25 in cash, without interest (the “Per Share Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time and unless otherwise agreed between Parent and a holder of a Company equity award, (i) each option to acquire, and each stock appreciation right in respect of, shares of Common Stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the product of (A) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of such option or stock appreciation right, multiplied by (B) the number of shares subject to such option or stock appreciation right, and (ii) each restricted stock unit award granted to employees prior to June 1, 2016 or to non-employee directors, each restricted stock award and each performance share award, in each case, that is outstanding immediately prior to the Effective Time will become fully vested (in the case of performance share awards, based on actual performance for completed performance periods and target performance for incomplete performance periods) and be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration in respect of each vested share of Common Stock subject to such award.

In addition, pursuant to the Merger Agreement, as of the Effective Time and unless otherwise agreed between Parent and a holder of a Company restricted stock unit award, each restricted stock unit award (i) granted to employees on or after June 1, 2016 (other than a restricted stock unit award granted on or after January 1, 2018 to an employee of the Company at the level of vice president or higher) that is outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration in respect of each share of Common Stock subject to such award, which cash payment will remain subject to the same vesting schedule and other relevant payment terms and conditions of the underlying restricted stock unit award and (ii) each restricted stock unit award granted on or after January 1, 2018 to an employee of the Company at the level of vice president or higher that is outstanding immediately prior to the Effective Time will be converted into an award of equivalent value in respect of capital stock of Parent, which award will remain subject to the same vesting schedule and other relevant payment terms and conditions of the underlying restricted stock unit award.

The board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby.

Conditions to the Merger

The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger Agreement by the holders of a majority of outstanding shares of Common Stock entitled to vote thereon at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), (ii) the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the receipt of certain consents and approvals and the expiration or termination of related statutory waiting periods, (iv) the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction prohibiting the consummation of the Merger or the other transactions contemplated thereby, (v) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain qualifications), and (vi) the performance by the parties of their respective obligations under the Merger Agreement in all material respects. The obligation of Parent to complete the Merger is also conditioned on (i) the absence of a Material Adverse Effect on the Company (as defined in the Merger Agreement) after the date of the Merger Agreement and (ii) no more than 10% of the outstanding shares of Common Stock exercising dissenting rights.

Solicitation

During the period from January 15, 2018 and ending one minute after 11:59 p.m. (New York City time) on February 9, 2018 (the “Go-Shop Period”), the Company has the right to, among other things, (i) initiate, solicit, facilitate and encourage Acquisition Proposals, as defined in the Merger Agreement (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), (ii) provide non-public information regarding the Company to any persons relating to a potential Acquisition Proposal (for which the Company will not pay or reimburse the expenses of any such person without Parent’s prior consent) and (iii) engage in discussions or negotiations with any persons regarding any Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal).

Beginning at 12:00 a.m. (New York City time) on February 10, 2018 (the “No-Shop Period Start Date”), the Company is subject to further restrictions including that it will not: (i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, or provide any nonpublic information or data to any person in connection with an Acquisition Proposal.

However, after the No-Shop Period Start Date, the Company may engage in the foregoing activities before the Requisite Company Vote is obtained with any person that made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 7.2(b) of the Merger Agreement, if, prior to taking any such action, the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisor (i) that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) that such Acquisition Proposal is or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement).

Subject to certain exceptions, the Company Board is required to recommend that the Company’s stockholders adopt the Merger Agreement and may not withhold, withdraw, qualify or modify in a manner adverse to Parent such recommendation or take certain similar actions that are referred to in the Merger Agreement as a Change of Recommendation. However, the Company may, before the Requisite Company Vote is obtained, make a Change of Recommendation in connection with an unsolicited Superior Proposal or Intervening Event (each as defined in the Merger Agreement) if the Company complies with certain notice and other requirements.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger, (ii) not to engage in specified types of transactions during this period, subject to certain exceptions, (iii) to convene a meeting of its stockholders for the purpose of obtaining the Requisite Company Vote and (iv) to use reasonable best efforts to obtain certain regulatory approvals.

The Merger Agreement contains certain termination rights, including the right of either party to terminate the Merger Agreement (i) if the Merger is not consummated by July 31, 2018 (the “Outside Date”) (subject to extension of up to three months in the aggregate if certain consents and approvals are not obtained and subject to extension up to three business days after the end of a specified marketing period for Parent’s debt financing (the “Marketing Period”) if the Marketing Period has commenced but has not been completed at the time the Outside Date is reached), (ii) if the Requisite Company Vote is not obtained at a meeting of the Company’s stockholders at which a vote on the adoption of the Merger Agreement is taken or (iii) if an injunction or legal prohibition against the Merger becomes final and non-appealable. In addition, the non-breaching party may terminate the Merger Agreement if the other party has breached its representations, warranties or covenants and such breach is not cured within a specified period and such breach would entitle the non-breaching party not to consummate the transactions contemplated thereunder. The Company may terminate the Merger Agreement (i) prior to the expiration of the Go-Shop Period, if (A) the Company is not in material breach of the Merger Agreement, (B) the Company Board authorizes the Company to enter into a definitive written agreement with respect to a Superior Proposal, (C) the Company enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of the Merger Agreement and (D) the Company, prior to such termination, pays to Parent in immediately available funds any fees required to be paid as described below or (ii) if Parent fails to consummate the Merger following satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and completion of the Marketing Period. Parent may terminate the Merger Agreement before the Requisite Company Vote is obtained, if (i) the Company Board makes a Change of Recommendation, (ii) the Company or one of its subsidiaries willfully and materially breaches certain non-solicitation covenants, (iii) the Company board authorizes the Company to enter into a Superior Proposal, or (iv) the Company Board fails to recommend against a publicly disclosed tender offer or exchange offer within a specified time period. The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $109 million, or if terminated before the No-Shop Period Start Date, $81.7 million. The Merger Agreement further provides that Parent will be required to pay the Company a termination fee of $136.2 million if the Merger Agreement is terminated under specified circumstances. The Merger Agreement also provides for reimbursement of Parent’s expenses by the Company up to $6.8 million if the Merger Agreement is terminated under specified circumstances and a termination fee is payable by the Company or up to $27.2 million if the Merger Agreement is terminated as a result of the failure to obtain the Requisite Company Vote and no termination fee is otherwise payable.

Funding

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Silver Lake Partners V, L.P. (“Silver Lake”) and P2 Capital Master Fund I, L.P. (“P2 Capital”) have committed to capitalize Parent, immediately prior to the Effective Time, with an aggregate equity contribution in an amount up to $1,757 million subject to the terms and conditions set forth in equity financing commitment letters, dated as of January 15, 2018. Each of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A. and Goldman Sachs Bank USA and, in some cases, certain of their affiliates (collectively, the “Lenders”) have committed to provide debt financing for the transaction, consisting of a $1,350 million senior secured first lien term loan facility, a $400 million senior secured second lien term loan facility and a $400 million senior secured first lien revolving loan facility, each on the terms and subject to the conditions set forth in a commitment letter dated as of January 15, 2018 (the “Debt Commitment Letter”). The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions.

Guarantees

Concurrently with the execution of the Merger Agreement, Silver Lake and P2 Capital have each entered into a limited guarantee, pursuant to which they have agreed to guarantee Parent’s obligation to pay any termination fee and reimburse and indemnify the Company with respect to certain expenses in connection with the Merger, in an amount not to exceed 98.3% with respect to Silver Lake and 1.7% with respect to P2 Capital of the sum of (i) $136.2 million and (ii) the reimbursement and indemnification expenses.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission.

Voting and Support Agreement

In connection with the execution of the Merger Agreement, Parent entered into a voting and support agreement (the “Voting and Support Agreement”) with P2 Capital Master Fund I, L.P., a Cayman Islands exempted limited partnership; P2 Capital Master Fund VI, L.P., a Delaware limited partnership; and P2 Capital Master Fund XII, L.P., a Delaware limited partnership (together, the “Stockholders”) and P2 Capital Partners, LLC, a Delaware limited liability company (together, with the Stockholders, the “P2 Parties”). Subject to the terms and conditions set forth therein, the Stockholders agreed, among other things, to vote the shares of Common Stock over which they have voting power in favor of the adoption of the Merger

Agreement, approval of the Merger and the transactions contemplated by the Merger Agreement and in favor of any other matter submitted to the Company’s stockholders necessary to consummate the Merger. The Stockholders also agreed to vote the shares of Common Stock over which they have voting power against a change in the Company Board, against alternative acquisition proposals, and against any other proposal or action that would constitute a breach of the Merger Agreement or prevent, frustrate, impede, interfere with, materially delay or adversely affect the Merger or other transactions contemplated by the Merger Agreement. The Voting and Support Agreement also contains certain restrictions on the transfer of shares of Common Stock by the P2 Parties and contains a waiver of appraisal rights. The Voting and Support Agreement will terminate upon the earlier of the consummation of the Merger, the valid termination of the Merger Agreement in accordance with its terms or the mutual written consent of the parties.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit B to Exhibit 2.1 and is incorporated by reference herein.

Item 8.01	Other Events.

On January 16, 2018, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 15, 2018, by and among Blackhawk Network Holdings, Inc., BHN Holdings, Inc. and BHN Merger Sub, Inc.†

99.1	Press Release of Blackhawk Network Holdings, Inc., dated January 16, 2018.

†	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or similar attachments upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or attachments so furnished.

Additional Information and Where to Find It

This communication relates to the proposed Merger transaction involving Blackhawk Network Holdings, Inc. (the “Company”). In connection with the proposed Merger, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.blackhawknetwork.com. In addition, the documents (when available) may be obtained free of charge by directing a request to Patrick Cronin by email at investor.relations@bhnetwork.com or by calling (925) 226-9973.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s Common Stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 annual meeting of stockholders, which was filed with the SEC on April 20, 2017, and in other documents filed by the Company, including on behalf of such individuals, with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure to obtain Requisite Company Vote; the failure to obtain certain required regulatory approvals to the completion of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its partners, clients, customers, providers, advertisers and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the Merger; and other risks and uncertainties described in the Company’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017 and other periodic reports the Company files with the SEC, which are available at www.sec.gov and the Company’s website at www.blackhawknetwork.com. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKHAWK NETWORK HOLDINGS, INC.

Date: January 16, 2018	By:	/s/ Talbott Roche

Name: Talbott Roche
Title: Chief Executive Officer and President